MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

Mutual of America Variable Insurance Portfolios, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every 10 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Portfolios of the Corporation set forth below that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock of such Portfolio, $0.10 par value per share (the “Portfolio Shares”).

Portfolios

Equity Index Portfolio

All America Portfolio

Small Cap Value Portfolio

Small Cap Growth Portfolio

Small Cap Equity Index Portfolio

Mid Cap Value Portfolio

Mid-Cap Equity Index Portfolio

International Portfolio

Money Market Portfolio

Mid-Term Bond Portfolio

Bond Portfolio

Conservative Allocation Portfolio

Moderate Allocation Portfolio

Aggressive Allocation Portfolio

Retirement Income Portfolio

2015 Retirement Portfolio

2020 Retirement Portfolio

2025 Retirement Portfolio

2030 Retirement Portfolio

2035 Retirement Portfolio

2040 Retirement Portfolio

2045 Retirement Portfolio

2050 Retirement Portfolio

2055 Retirement Portfolio

2060 Retirement Portfolio

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the Portfolio Shares issued and outstanding immediately after the Reverse Stock Split Effective Time to $0.01 per share.

FOURTH: The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH: These Articles of Amendment shall become effective at 3:00 p.m. on September 25, 2020 (the “Reverse Stock Split Effective Time”).

SIXTH: The amendments to the charter of the Corporation as set forth above do not increase the authorized stock of the Corporation.

SEVENTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Corporate Secretary on this 18th day of September, 2020.

ATTEST:	MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC.

Name: Scott H. Rothstein	Name: James J. Roth
Corporate Secretary	Chairman, President and Chief Executive Officer